As filed with the U.S. Securities and Exchange Commission on January 26, 2023

Registration No. 333-268283

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

(AMENDMENT NO. 2)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PONO CAPITAL THREE, INC.

(Exact name of registrant as specified in its charter)

Cayman Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

643 Ilalo Street, #102

Honolulu, Hawaii 96813

(808) 892-6611

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

Telephone: 1-800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew M. Tucker, Esq. Nelson Mullins Riley & Scarborough LLP 101 Constitution Ave NW, Suite 900 Washington, DC 20001 Telephone: (202) 689-2800	Christian O. Nagler Peter S. Seligson KIRKLAND & ELLIS LLP 601 Lexington Avenue New York, NY 10022 212-446-4800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to the Registration Statement on Form S-1 is being filed to update the exhibit index solely to file certain exhibits to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discounts and commissions) will be as follows:

Legal fees and expenses	$235,000
Printing and road show expenses	25,000
Accounting fees and expenses	40,000
SEC registration	12,787
FINRA registration fee	17,906
NASDAQ listing and filing fees	75,000
Reimbursement to underwriters for expenses	150,000
Miscellaneous expenses(1)	8,057
Total Offering Expenses Paid at Closing(2)	$563,750

(1)	This amount represents additional expenses that may be incurred by us in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

(2)	This amount excludes the deferred underwriting fee.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association, a form of which is to be filed as an exhibit to this Registration Statement. We expect to purchase a policy of officers’ and directors’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

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Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, as well as any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us, and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Pursuant to the Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the underwriters and the underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

Our sponsor paid an aggregate of $25,206, or approximately $0.005 per share, in exchange for the issuance of 2,875,000 of founder shares on May 17, 2022 and 2,060,622 founder shares on December 22, 2022. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Our sponsor is an accredited investor for purposes of Rule 501(a) of Regulation D of the Securities Act of 1933, as amended. Each of the equity holders in our sponsor are accredited investors under Rule 501(a) of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering.

Our sponsor has committed, pursuant to a written agreement, to purchase an aggregate of 511,375 placement units (or 565,375 units if the over-allotment option is exercised in full) at a price of $10.00 per unit, for an aggregate purchase price of $5,113,750 ($5,653,750 if the over-allotment option is exercised in full), in a private placement that will close simultaneously with the closing of this offering. The placement units will be worthless if we do not complete an initial business combination. These issuances will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

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Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement***

3.1	Amended and Restated Memorandum and Articles of Association***

3.2	Second Amended and Restated Memorandum and Articles of Association***

4.1	Specimen Unit Certificate***

4.2	Specimen Class A ordinary shares Certificate***

4.3	Specimen Warrant Certificate (included in Exhibit 4.4)

4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant***

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP*

5.2	Opinion of Harney Westwood & Riegels LP*

10.1	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant***

10.2	Form of Registration Rights Agreement among the Registrant and certain securityholders***

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10.3	Form of Placement Unit Purchase Agreement between the Registrant and Mehana Capital LLC***

10.4	Form of Indemnity Agreement***

10.5	Promissory Note, dated April 25, 2022, issued to Mehana Capital LLC***

10.6	Amended and Restated Securities Subscription Agreement, dated May 17, 2022, between the Registrant and Mehana Capital LLC***

10.7	Form of Letter Agreement between the Registrant, Mehana Capital LLC and each director and officer of the Registrant***

10.8	Form of Administrative Support Agreement by and between the Registrant and Mehana Capital LLC***

14	Form of Code of Ethics***

23.1	Consent of Marcum LLP***

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)*

23.3	Consent of Harney Westwood & Riegels LP* LP (included in Exhibit 5.2)*

24	Power of Attorney (included on the signature page herein)***

99.1	Form of Audit Committee Charter***

99.2	Form of Compensation Committee Charter***

99.3	Form of Nominating and Corporate Governance Committee Charter*

99.4	Consent of Kotaro Chiba***

99.5	Consent of Mike Sayama***

99.6	Consent of Trisha Nomura***

107	Filing Fee Table*

*	Filed herewith.
**	To be filed.
***	Previously filed.

Item 17. Undertakings.

(a)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on the 26th day of January, 2023.

PONO CAPITAL THREE, INC.

By:	/s/ Davin Kazama
Name:	Davin Kazama
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Davin Kazama	Chief Executive Officer and Director	January 26, 2023
Davin Kazama	(Principal Executive Officer)

/s/ Gary Miyashiro	Chief Financial Officer	January 26, 2023
Gary Miyashiro	(Principal Financial Officer and Principal Accounting Officer)

/s/ Dustin Shindo	Chairman of the Board	January 26, 2023
Dustin Shindo

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SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement or amendment thereto on the 26th day of January, 2023.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.

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